EXHIBIT 10.3
NONCOMPETITION AND CONFIDENTIALITY AGREEMENT
THIS NONCOMPETITION AND CONFIDENTIALITY AGREEMENT is dated as of July10, 2008 (the “Effective Date”), by and between Digital Angel Corporation d/b/a Digital Angel, a Delaware corporation (“Seller”), and Sterling Hallmark, Inc., a California corporation (“Purchaser”).
W I T N E S S E T H T H A T:
WHEREAS, Purchaser and Seller, among others, have entered into an agreement (the “Stock Purchase Agreement”) for the purchase by Purchaser of all of the issued and outstanding stock of Computer Equity Corporation, a Delaware corporation, (“CEC”) consisting of one hundred (100) shares of $.001 par value common stock (the “Shares”) and its wholly owned subsidiary, Government Telecommunications, Inc., a Virginia corporation (“GTI”);
WHEREAS, Purchaser desires that Seller shall keep certain information confidential and shall not compete with Purchaser following the acquisition of Shares pursuant to the Stock Purchase Agreement on the terms and conditions set forth herein; and
WHEREAS, Purchaser has agreed to pay certain amounts, as more fully set forth in Paragraph 2 hereof, to Seller in order to secure such agreement;
NOW, THEREFORE, in consideration of the premises and the mutual covenants set forth in this Agreement, the parties hereto agree as follows:
1. Confidentiality and Noncompetition.
1.01. Seller agrees expressly, as an inducement to the performance by Purchaser of its obligations under the Stock Purchase Agreement and in consideration of the payment to be made to Seller pursuant to Paragraph 2 hereof, that for the Term of this Agreement, except as required by applicable law or order, Seller will not disclose to any unauthorized person or use for its own account, anywhere in the Restricted Territory any of the Confidential Information without the prior written consent of Purchaser’s Board of Directors. Seller acknowledges that the continued success of Purchaser is largely dependent upon maintaining the confidentiality of such information and preventing its disclosure to competitors and other third parties.
1.02. Seller agrees that for the Term of this Agreement, it will not own, manage, operate, control, be employed by, participate in, or otherwise engage in, or permit its name to be used by or in connection with any business engaged in the development, sale, licensing, or leasing of telecommunications and information services that engages in such activity within the Restricted Territory.

1.03. “Confidential Information” includes, but shall not be limited to, information pertaining to research and development of new product designs, and sales and marketing information of Purchaser, including trade secrets, software programs, and customer data and shall include any information of a similar nature hereafter identified in this Agreement as confidential or proprietary. The term “Confidential Information” does not include information that (i) has become a part of the public domain other than as a result of its wrongful disclosure by Seller, (ii) was available on a non-confidential basis prior to its disclosure, or (iii) is or hereafter becomes lawfully obtainable from other sources without an obligation of confidentiality. “Customer data” means any information pertaining to a customer, distributor, supplier, or other person or entity contacted to utilize Purchaser’s services or purchase or license its products, including, but not limited to, preferences, pricing information, service needs, software, and similar insider knowledge of such parties’ requirements obtained by Purchaser at any time. “Restricted Territory” means the United States, its territories and military bases.
1.04. Seller further agrees that upon termination of this Agreement it will destroy any records, papers, letters, or other data and information with respect to Confidential Information then in its possession or control, unless necessary to comply with applicable legal and regulatory requirements, as well as documented internal policy.
2. Non-Solicitation. During the Term of this Agreement, Seller agrees that, except with the prior written consent of Purchaser’s Board of Directors, it will not directly or indirectly (i) solicit, divert, attempt to take away or interfere with any customer, client, or distributor of Purchaser, or (ii) induce or attempt to induce any employee, agent or independent contractor who was employed by Purchaser, CEC or GTI immediately prior to the Effective Date to be an employee, agent, independent contractor, or otherwise of Seller. Seller shall not be deemed to have violated clauses (i) or (ii) this Paragraph 2 solely as a result of making any general solicitation undertaken in the ordinary course of business and not specifically targeting such persons.
3. Term; Compensation. The term of this Agreement shall be two (2) years from the Effective Date of this Agreement (the “Term”). Seller shall receive $100 in consideration of this Agreement in each of the two years.
4. Injunctive Relief. Seller agrees that in the event of a breach of this Agreement by Seller, the remedy at law for damages would be inadequate and Purchaser may obtain injunctive relief.
5. Miscellaneous.
5.01. Sole Agreement. This Agreement and the documents delivered pursuant to or in connection with this Agreement constitute the sole and only agreement of the parties hereto and supersede any prior understanding or written or oral agreements between the parties. No amendment, modification, or alteration of the terms hereof shall be binding unless it is in writing, dated subsequent to the date hereof and duly executed by the parties hereto.

5.02. Successors. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective heirs, executors, administrators, legal representatives, successors, and assigns.
5.03. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. Facsimile transmission (which shall be deemed to include the e-mail delivery of documents in Adobe pdf or similar static image format) of any signed original counterpart and retransmission of any signed facsimile transmission shall be deemed the same as the delivery of an original.
5.04. Extensions and Waivers. Each party to this Agreement may, by written notice to the other, (i) extend the time for the performance of any of the obligations or other acts of the other party and (ii) waive performance of any of the obligations of the other party. No such written waiver by the parties hereto of any default or breach of any term or condition of this Agreement shall be deemed to be a waiver of any other breach of this Agreement or any other term or condition contained herein.
5.05. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of Delaware.
5.06 Notices. Any notice required or permitted to be given hereunder shall be in writing and shall be delivered personally or sent by certified mail, postage prepaid, as set forth below:
(a)	If to Seller:

Digital Angel Corporation 1690 S. Congress Avenue, Suite 201 Delray Beach, Florida 33445 Attn: Lorraine Breece, CFO Email: lbreece@digitalangel.com Facsimile: 561-276-0977

With a copy to:

Patricia Petersen at the same address and fax number above Email: ppetersen@digitalangelcorp.com

(b)	If to Purchaser:

Sterling Hallmark, Inc. 27131 Calle Arroyo, Suite 1705 San Juan Capistrano, California 92675 Attn: Kevin Kelly Email: pkkelly1@cox.net Facsimile: 949-248-8926 with a copy to:

Weintraub Law Group PC 10085 Carroll Canyon Road Suite 230 San Diego, California 92131 Attn: Richard A. Weintraub, Esq. Email: rick@weintraublawgroup.com Facsimile: 858-566-7015
5.07. Severability. In case any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision hereof and this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein.
5.08. Captions. The captions in this Agreement are solely for convenient reference and shall not be deemed to affect the meaning or interpretation of any article, section, or paragraph hereof.
5.09. Gender and Number. All personal pronouns used in this Agreement shall include the other gender whether used in the masculine or feminine or neuter gender, and the singular shall include the plural whenever and as often as may be appropriate.
5.10. Further Assurances. The parties hereto agree that they shall deliver all further documents and do all further acts necessary and reasonably desirable to consummate the transactions contemplated by this Agreement.
[Signatures on Following Page]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement by their duly authorized officers as of the date first above written.

“PURCHASER”

STERLING HALLMARK, INC.

By:	/s/ Kevin Kelly

Name:	Kevin Kelly

Title:	Chief Financial Officer

“SELLER”

DIGITAL ANGEL CORPORATION

By:	/s/ Lorraine M. Breece

Name:	Lorraine M. Breece

Title:	Senior Vice President and Chief Financial Officer